Exhibit 10.12

Grant Date	Grant Number	Units Granted
(the “Target Units”) (the “Overachievement Units”)

Participant:
Employee ID Number:

[FORM OF]

EMC CORPORATION
Performance Restricted Stock Unit Agreement

1.    Grant of Restricted Stock Units

EMC Corporation, a Massachusetts corporation (the “Company”), hereby grants to you (the “Participant”), on the grant date referenced above (the “Grant Date”), a restricted stock unit award (the “Award”) with respect to the sum of the Target Units plus the Overachievement Units of the Company’s common stock referenced under “Units Granted” above (the “Units”). The Award is made pursuant to and is subject to the provisions of this Performance Restricted Stock Unit Agreement and the Company’s Amended and Restated 2003 Stock Plan, as amended from time to time (the “Plan”). Capitalized terms used but not defined in this Performance Restricted Stock Unit Agreement shall have the meanings ascribed to them in the Plan. To complete this Award, please promptly accept this Performance Restricted Stock Unit Agreement. If you fail to do so, this Award shall be cancelled and terminated effective as of the Grant Date.

Except as otherwise provided in Section 4(b) hereof in the event of the termination of the Participant's Service Relationship due to death or Disability or as otherwise provided in the Change in Control Severance Agreement by and between the Participant and the Company (the “CIC Agreement"), in order for any Units granted pursuant to this Award to become Vested Units (as defined in Section 3 below), both of the following conditions must be satisfied: (1) the Company must achieve at least threshold performance of the restricted stock unit performance goal or goals established by the Committee in respect of the Company’s [ ] fiscal years (the “[ ] Performance Goals”) and (2) the Participant’s Service Relationship must remain continuously in effect until such time as the applicable service condition has been satisfied or deemed satisfied, as set forth in Section 4 below. Upon the Committee’s determination that such threshold performance was not achieved, this Award will be immediately forfeited.

2.    Units

The Participant’s rights to the shares of the Company’s common stock (“Shares”) underlying the Units are subject to the restrictions described in this Performance Restricted Stock Unit Agreement and the Plan, in addition to such restrictions, if any, as may be imposed by law.

3.    Forfeiture Restrictions

The Units are subject to certain forfeiture restrictions, as described below. These restrictions are referred to in this Performance Restricted Stock Unit Agreement as the “Forfeiture Restrictions.” The Forfeiture Restrictions lapse with respect to Units as set forth in Section 4 below and the applicable provisions of the Plan. To the extent Units are no longer subject to the Forfeiture Restrictions, they are referred to in this Performance Restricted Stock Unit Agreement as “Vested Units” and are treated as set forth in Section 5 below. Units subject to the Forfeiture Restrictions are referred to in this Performance Restricted Stock Unit Agreement as “Unvested Units.”

No Unvested Units may be sold, assigned, transferred, pledged or otherwise disposed of except as provided in this Performance Restricted Stock Unit Agreement and in the Plan. Any attempt to dispose of any Units in contravention of this Performance Restricted Stock Unit Agreement or the Plan shall be null and void and without effect.

In the event that the Participant’s Service Relationship terminates for any reason, except as otherwise provided in the Plan or this Performance Restricted Stock Unit Agreement with respect to termination by reason of death or Disability or as otherwise provided in the CIC Agreement, all Unvested Units shall be automatically and immediately forfeited. Notwithstanding the foregoing, if the termination of the Participant’s Service Relationship other than for death or Disability qualifies as a “separation from service” under Section 409A of the Internal Revenue Code of 1986, and such termination does not entitle the Participant to vesting of the Unvested Units pursuant to the CIC Agreement, the Company may permit the delivery of shares to continue in accordance with Section 4 below during such period, if any, that the Participant receives pay continuation from the Company or any Subsidiary of the Company or over such other period as the Company may determine, but in no case shall the Company permit the delivery of shares other than in accordance with the schedule set forth in Section 4 below, except as may otherwise be required under Section 5 hereof.

4.    Lapse of the Forfeiture Restrictions

(a)
The percentage of Unvested Units that are eligible to become Vested Units shall be determined by the Committee based upon the achievement of the [ ] Performance Goals. If the [ ] Performance Goals are achieved at target level, then 100% of the Target Units shall be eligible to become Vested Units. If the [ ] Performance Goals are achieved in excess of target level, then, in addition to 100% of the Target Units being eligible to become Vested Units, up to 100% of the Overachievement Units shall be eligible to become Vested Units.

The Participant shall be given written notification of (i) the [ ] Performance Goals, (ii) the method by which the Committee will determine the percentage of Target Units and, if applicable, Overachievement Units eligible to become Vested Units based on the level of achievement of the [ ] Performance Goals, and (iii) the percentage of Target Units and, if applicable, Overachievement Units that are eligible to become Vested Units based upon the actual achievement of the [ ] Performance Goals. All determinations regarding the achievement by the Company of the [ ] Performance Goals shall be made by the Committee, in its sole discretion, and shall be made as soon as practicable after the end of the Company’s [ ] fiscal year, but in no event later than [ ]. Except as set forth below with respect to a Change in Control (as defined in the CIC Agreement), no Unvested Units shall be eligible to become Vested Units unless the Committee, in its sole discretion, shall so determine. If a Change in Control occurs prior to the date the Committee determines whether the [ ] Performance Goals have been achieved, each of the [ ] Performance Goals shall be deemed to have been fully achieved at target level, 100% of the Target Units shall become Vested Units on [ ], and the Overachievement Units shall be automatically and immediately forfeited. Notwithstanding the foregoing and except as otherwise provided in Sections 3 and 4(b) hereof, none of the Target Units shall become Vested Units on [ ] unless the Participant’s Service Relationship is continuously in effect on that date.

(b)
On the date on which the Committee makes the determination that Unvested Units are eligible to become Vested Units, the Forfeiture Restrictions with respect to the percentage of the Units that the Committee determines is eligible to become Vested Units pursuant to Section 4(a) above shall lapse and such Units shall constitute Vested Units.

100% of the Target Units (and none of the Overachievement Units) shall become Vested Units upon the termination of the Participant’s Service Relationship (i) by reason of death or Disability or (ii) to the extent provided in the CIC Agreement; provided, however, that the termination of the Participant’s Service Relationship must constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (collectively, “Section 409A”). Except as set forth in this Performance Restricted Stock Unit Agreement, none of the Forfeiture Restrictions shall lapse with respect to any Units on any date specified above unless the Participant’s Service Relationship is then in effect. Section 6.6.3 of the Plan (Termination of a Participant’s Service Relationship by Reason of Retirement) shall not apply to this Award. Accordingly, if a Participant’s Service Relationship terminates by reason of Retirement, Units shall be governed by Section 6.6.4 of the Plan (Termination of a Participant’s Service Relationship for any Other Reason).

5.    Settlement of Units

If Units become Vested Units, Shares shall be issued or credited to the Participant in respect of such Vested Units promptly, and in no case later than within sixty (60) days of the date on which the Units become Vested Units; provided, however, that to the extent necessary to avoid the application of an accelerated or additional tax under Section 409A if the Units vest as a result of the termination of the Participant’s Service Relationship, (i) the payment of amounts otherwise due during the first six months following the Participant’s “separation from service” shall be delayed until the end of such six month period if the Participant is a “specified employee” (as determined under Company policy and defined under Section 409A and the regulations thereunder) with respect to the Company and then paid within five (5) days following the end of such period and (ii) amounts otherwise due hereunder shall be delayed in accordance with Section 14.3(D) of the CIC Agreement, if applicable.

6.    Dividends

The Participant shall be entitled to receive any and all dividends or other distributions paid with respect to a number of Shares that correspond to the number of Units held by the Participant; provided, however, that any property distributed with respect to a Unit (the “associated unit”) acquired hereunder, including without limitation a cash dividend or other cash distribution, a distribution of the Company’s common stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated unit, shall be subject to the restrictions of this Performance Restricted Stock Unit Agreement in the same manner and for so long as the associated unit remains subject to such restrictions, and shall be promptly forfeited if and when the associated unit is so forfeited; and further provided, that the Committee may require that any cash distribution with respect to the Units be placed in escrow or that such cash be converted to additional Units based on the fair market value of Shares as determined by the Committee. References in this Performance Restricted Stock Unit Agreement to the Units shall include any such restricted amounts.

7.    Taxes

The Participant acknowledges and agrees that he or she is solely responsible for any and all taxes that may be assessed by any taxing authority in the United States or any other jurisdiction arising in any way out of the Award, the Units or the Shares and that neither the Company nor any Company subsidiary is liable for any such assessments. The grant of the Award and the vesting of the Units, the conversion of Units to Shares and the payment or crediting of dividends with respect to the Units, may give rise to taxable income subject to withholding. The Participant expressly acknowledges and agrees that the Company will automatically withhold from the Shares issuable in respect of the Units such number of Shares having a value sufficient to provide for the minimum applicable withholding taxes required by law in connection with such grant, vesting or payment. Notwithstanding the foregoing, if the Committee determines that under applicable law and regulations the Company or any Company subsidiary could be liable for the withholding of any income or social taxes with respect to the foregoing, the Company may withhold Shares to be delivered to the Participant unless the Participant gives such security as the Committee deems adequate to meet the potential liability of the Company or such Company subsidiary for the withholding of tax and agrees to augment such security from time to time in an amount reasonably determined by the Committee to preserve the adequacy of such security.

8.    Non-transferability of Award

The Award is not transferable by the Participant except by will or the laws of descent and distribution.

9.    Provisions of the Plan

This Performance Restricted Stock Unit Agreement and the Award are subject to the provisions of the Plan, a copy of which has been furnished to the Participant herewith.

10.     Entire Agreement

This Performance Restricted Stock Unit Agreement (including the documents referred to herein) constitutes the entire agreement with respect to the Award and supersedes all prior agreements and understandings, whether oral or written, between the Participant and the Company with respect to the foregoing.

Acceptance, Acknowledgment and Receipt

By accepting this Performance Restricted Stock Unit Agreement, I, the Participant, hereby:

•	accept and acknowledge receipt of the Award granted on the Grant Date, which has been issued to me under the terms and conditions of the Plan;

•
acknowledge and confirm my consent to the collection, use and transfer, in electronic or other form, of personal information about me, including, without limitation, my name, home address and telephone number, date of birth, social security number or other identification number, and details of all my stock awards and Units held and transactions related thereto, by the Company and its subsidiaries, affiliates and agents for the purpose of implementing, administering and managing my participation in the Company’s stock plans, and further understand and agree that my personal information may be transferred to third parties assisting in the implementation, administration and management of the Company’s stock plans, that any recipient may be located in my country or elsewhere, and that such recipient’s country may have different data privacy laws and protections than my country;

•
acknowledge receipt of a copy of the Plan and the related Plan Description and agree to be bound by the terms and conditions of this Performance Restricted Stock Unit Agreement and the Plan (including, but not limited to, Section 6.7 - Cancellation and Rescission of Awards), as amended from time to time;

•
understand that neither the Plan nor this Performance Restricted Stock Unit Agreement gives me any right to any Service Relationship with the Company or any Company subsidiary, as the case may be, and that the Award is not part of my normal or expected compensation;

•	understand and acknowledge that the grant of the Award is expressly conditioned on my adherence to, and agreement to the terms of, the Key Employee Agreement with the Company; and

•
agree that the electronic acceptance of this Agreement constitutes a legally binding acceptance of this Agreement, and that electronic acceptance of this Agreement shall have the same force and effect as if this Agreement was physically signed.